Exhibit E

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 7, 2010, is by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Parent”), ZEUS ACQUISITION CORPORATION, a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the entities set forth on Schedule A hereto (each, a “Shareholder”).

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, without par value (“Common Stock”), of ZYMOGENETICS, INC., a Washington corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by any Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Merger Sub and the Company intend to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding Common Stock of the Company (the “Offer”) and the merger of the Company and Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1   Agreement to Tender.  Each Shareholder agrees to validly tender or cause to be tendered in the Offer all of such Shareholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than Permitted Encumbrances).  Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (10) Business Days after, the commencement of the Offer, each Shareholder shall: (i) deliver pursuant to the terms of the Offer (A) a letter of transmittal with respect to such Shareholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other Company Shareholders pursuant to the terms of the Offer; or (ii) cause such Shareholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Shareholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer.  Each Shareholder agrees that, once such Shareholder’s Subject Shares are tendered, such Shareholder will not withdraw any of such Subject Shares from the Offer unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants to Parent and Merger Sub as to such Shareholder, jointly and severally, that:

2.1.   Authorization; Binding Agreement.  Such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within such Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Shareholder.  Such Shareholder has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2.   Non-Contravention.  The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder’s obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) violate any Laws applicable to such Shareholder or such Shareholder’s Subject Shares, (ii) except as may be required by federal securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Shares pursuant to, any Contract, agreement, trust, commitment, Order or other instrument binding on such Shareholder or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder or (iii) violate any provision of such Shareholder’s organizational documents.

2.3.   Ownership of Subject Shares; Total Shares.  Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except as (i) provided hereunder or in the Shareholders’ Agreement and (ii) pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).  The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company beneficially owned by such Shareholder as of the date hereof, and such Shareholder neither holds nor has any beneficial ownership in any other Equity Interest in the Company.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.4.   Voting Power.  Such Shareholder has full voting power (subject to the terms of the Shareholders’ Agreement), with respect to such Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares.  None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder or in the Shareholders’ Agreement.

2.5.   Reliance.  Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.6    Absence of Litigation.  With respect to such Shareholder, as of the date hereof, there is no Action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent or materially delay or impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder.

2.7    Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Shareholders, jointly and severally, that:

3.1.   Organization; Authorization.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is duly organized and validly existing under the laws of the State of Washington.  The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub.  Parent and Merger Sub have full corporate power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement.  This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and

Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

ADDITIONAL COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby covenants and agrees, jointly and severally, that until the termination of this Agreement:

4.1.   Voting of Subject Shares; Proxy.

(a)  At every meeting of the Company Shareholders called, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, include such Shareholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company Shareholders and vote such Shareholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”): (i) in favor of (A) approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the Plan of Merger or such other transaction on the date on which such meeting is held; (ii) against (A) any Acquisition Proposal or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex A to the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement (including any proposal to change in any manner the voting rights of the Subject Shares); and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Shareholders.

(b)  Such Shareholder hereby irrevocably grants to, and appoints, Parent and any senior executive officer thereof, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to attend any meeting of the Company Shareholders on behalf of such Shareholder with respect to the matters set forth in Section 4.1(a), to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company Shareholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of Company Shareholders or any action by written consent in lieu of a meeting of Company Shareholders in a manner consistent with the provisions of Section 4.1(a), in each case, in the event that (i) such Shareholder fails to comply with the obligations of such Shareholder set forth in Section 4.1(a) above, (ii) any Action is commenced, or Order entered, which challenges or impairs the enforceability or validity of the obligations of such Shareholder set forth in Section 4.1(a) or (iii) Parent notifies such Shareholder of its intent to exercise the proxy set forth in this Section 4.1(b).  Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.  Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 4.1(b) or in Section 5.2 hereof, is intended to be irrevocable in accordance with the provisions of Section 23B.07.220 of the WBCA.

4.2.   No Transfer; No Inconsistent Arrangements.  Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, such Shareholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any such Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of such Shareholder’s Equity Interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Subject Shares, (v) deposit or permit the deposit of any of such Shareholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Shareholder agrees that any such prohibited action may and should be enjoined.  If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  Such Shareholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.  Notwithstanding the foregoing, such Shareholder may make Transfers of Subject Shares (a) to any wholly-owned Subsidiary of such Shareholder, in which case the Subject Shares shall continue to be bound by this Agreement and provided that any such transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; or (b) as Parent may otherwise agree in writing in its sole discretion.

4.3.   No Exercise of Appraisal Rights; Actions.  Such Shareholder (i) waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of such Shareholder’s Subject Shares that may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

4.4.   Documentation and Information.  Such Shareholder shall not make any public announcement regarding this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby without the prior written consent of Parent; provided, however, that such consent shall not be required to the extent that any such announcement is consistent with the prior public announcements made by the Company in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby; provided, further, that, to the extent practicable, such Shareholder shall give Parent an opportunity to review the portions of any such announcement that describe this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby prior to its release; and provided, further, that such Shareholder may redact or remove from the announcement that has been provided to Parent for review hereunder any statements regarding the financial impact to such Shareholder of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.  Such Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Shareholder’s commitments and obligations under this Agreement, and such Shareholder acknowledges that Parent and Merger Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity.

4.5   No Solicitation.  Such Shareholder shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. Such Shareholder shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or is reasonably expected to lead to, any Acquisition Proposal.

4.6.   Adjustments.  In the event (i) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (ii) that such Shareholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Shareholder immediately following the effectiveness of the events described in clause (i) or such Shareholder becoming the beneficial owner thereof as described in clause (ii), as though, in either case, they were Subject Shares hereunder.  In the event that Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other securities as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1.   Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows: (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to a Shareholder, to such Shareholder’s address, facsimile number or e-mail address set forth on Schedule A hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2.   Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement executed after the date hereof that results in (A) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (B) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration, and (iii) the Acceptance Time (provided that each Shareholder has complied with the obligations of such Shareholder set forth in Section 1.1 above).  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3.   Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.   Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that on the Closing Date, Parent shall reimburse each Shareholder for such Shareholder’s reasonable documented out-of-pocket costs, fees and expenses, including the reasonable costs, fees and expenses of legal counsel, incurred by such Shareholder in connection with the negotiation and execution and delivery of this Agreement and the transactions contemplated by the Merger Agreement and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereof, subject to an aggregate cap of $25,000 (the “Cap”) with respect to all such reimbursements pursuant to this Section 5.4.  Reimbursement of such fees and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by such Shareholder, set forth in a statement delivered to Parent on or prior to the Closing Date, and thereafter Parent will pay, promptly upon receipt of a supplemental statement therefor, such additional reasonable costs, fees and expenses, if any (but subject to the Cap), as may be incurred by such Shareholder on or prior to the Closing Date in connection with such transactions.

5.5.   Binding Effect; Benefit; Assignment.  The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.6.   Governing Law; Venue.  (a)   This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.  Any Action against, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware, or in any direct appellate court therefrom; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the Federal courts of the United States located in the State of Delaware, or in any direct appellate court therefrom.  Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 5.6.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 5.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND

HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(b).

5.7.   Counterparts; Delivery by Facsimile or Email.  This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.  No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8.   Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  For the avoidance of doubt, any commercial Contracts or Contracts that are not expressly related to the transactions contemplated by this Agreement between Parent or any of its Subsidiaries or Affiliates, on the one hand, and any Shareholder that is a party hereto or any of its Affiliates, on the other hand, shall not be deemed superseded pursuant to the preceding sentence.

5.9.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

5.10.   Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  In any action for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11         Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12.   Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.13.   Further Assurances.  Parent, Merger Sub and each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.14.   Interpretation.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.15   Capacity as Shareholder.  Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any affiliate, employee or designee of such Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

5.16   No Agreement Until Executed.  This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

5.17  No Ownership Interest.  Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Shareholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Jeremy Levin
Name:	Dr. Jeremy Levin
Title:	Senior Vice President, Strategy, Alliances and Transactions

ZEUS ACQUISITION CORPORATION

By:	/s/ Jeremy Levin
Name:	Dr. Jeremy Levin
Title:	President

[Signature Page to Tender and Support Agreement]

WARBURG, PINCUS EQUITY
PARTNERS, L.P.

By:	Warburg Pincus & Co.,
its General Partner

By:	/s/ Jonathan Leff
Name:	Jonathan Leff
Title:	Partner

WARBURG PINCUS & CO.

By:	/s/ Jonathan Leff
Name:	Jonathan Leff
Title:	Partner

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Shareholder	No. Shares of Common Stock	Notice Information:
Warburg, Pincus Equity Partners, L.P.	2,163,799

c/o Warburg Pincus

450 Lexington Avenue

New York, NY 10017-3911

Attention:  Jonathan Leff

Facsimile:  (212) 878-9351

With a copy (which shall not constitute notice to such Shareholder) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

		Attention:	Steven J. Gartner Robert T. Langdon
		Facsimile:	(212) 728-8111

Warburg Pincus & Co.	7,223,760

c/o Warburg Pincus

450 Lexington Avenue

New York, NY 10017-3911

Attention:  Jonathan Leff

Facsimile:  (212) 878-9351

With a copy (which shall not constitute notice to such Shareholder) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

		Attention:	Steven J. Gartner Robert T. Langdon
		Facsimile:	(212) 728-8111

[Schedule A to Tender and Support Agreement]